Exhibit 99.2

Contact:	Company:

The Foristall Company, Inc.	Michael J. Fitzpatrick
Thomas F. Curtin	Chief Financial Officer
Tel: (610)398-3022	OceanFirst Financial Corp.
Fax: (610)530-7781	Tel: (732)240-4500, ext. 7506
Email:foristal@aol.com	Fax: (732)349-5070
email:Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ELECTS JOSEPH J. BURKE AS DIRECTOR

TOMS RIVER, NEW JERSEY, JANUARY 19, 2005…OceanFirst Financial Corp (NASDAQ:OCFC), the holding company for OceanFirst Bank, announced today that the Board of Directors has elected Joseph J. Burke, CPA to serve as director for the unexpired term of the Board position held by Fredrick E. Schlosser who was elected Director Emeritus.

Mr. Burke holds a M.B.A. degree from Rutgers University and a B.A. degree from Seton Hall University. He spent over 30 years in the Financial Services Practice of KPMG LLP, one of the country’s largest accounting firms, prior to his retirement last September. He is a member of the American Institute of Certified Public Accountants, the New York and New Jersey Societies of Public Accountants and the New York/New Jersey Chapter of the Financial Managers Society.

In addition to his professional affiliations, Mr. Burke is an active member of the community. He has been active with the Monmouth County ARC, the Special Olympics and Family Resource Associates. He has also been active in the alumni associations of Seton Hall University and Christian Brothers Academy.

Mr. Burke resides in Spring Lake, New Jersey with his wife Jeanne and their four children.

John R. Garbarino, Chairman, President and Chief Executive Officer, commenting on today’s announcement said, “We are pleased to have Joe Burke on our Board of Directors and look forward to his advice and counsel. His dedication to the Financial Services Industry and knowledge of the

Central Jersey Shore market will be a valuable asset to our community-focused financial services organization. I join the Board in congratulating our longtime friend and associate, Frederick E. Schlosser on his election as Director Emeritus. For 37 years, Fred has faithfully served the Company as a Director, making innumerable contributions to the growth and success of our organization. We all express our gratitude to Fred and wish him many years of health and happiness.”

OceanFirst Financial Corp.’s subsidiary, Ocean First Bank, founded in 1902, is a federally chartered stock savings bank with $1.9 billion in assets and seventeen branches serving Ocean, Monmouth and Middlesex Counties in New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available at no charge by visiting us on the worldwide web at http://www.oceanfirst.com.

Forward-Looking Statements

This news release contains certain forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.